Exhibit 3.1

RESTATED AND AMENDED
CERTIFICATE OF INCORPORATION
OF
AMERICAN EAGLE GROUP,INC

American Eagle Group, Inc., a corporation organized and existing under the laws of lIle State of Delaware (the "Corporation"), hereby cenifies as follows:

First: At a meeting of the Board of Directors of American Eagle Group, Inc., =olutions were duly adopted setting forth a proposed amendment and restatement of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

Second: Thereafter, pursuant to resolution of the Corporation's Board of Directors and in accordance with Section 222 of the General Corporation Law of the State of Delaware, shareholders holding the necessary number of shares as required by statute and the certificate of incorporation were voted in favor of the amendment and said amendment and restatement to the certificate of incorporation was duly adopted in accondance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Third: The text of the certificate of incorporation as heretofore amended, restated or supplemented is hereby restated and further amended to read in its entirety as follows:

Article I

The name of this corporation (the "Corporation") is Pacific Ventures Group, Inc.

Article II

The address of the Corporation's registered office in the state of Delaware is 1675 South State SlTee~ Suite D, Dover, DE 1990I. The name of its registered agent at such address is Capitol Services, Inc.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV

Fourth: The Corporation is authorized to issue a total of 110,000,000 shares, consisting of 10.000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter refe""d to as "Preferred Stock"), and I00,000.000 shares of common stock having a par value $0.00 I per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholder action, from timc to time in one or more series as may fTom time to time be determined by the board of directors. The boand of directors of this Corporation is hlOTeby expressly granted authority, without shareholder action, and within the limits set forth in the General Corporation Law of Delaware, to:

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(a)   designate in whole or in part, the powers, preferences, limitations, and relative rights, ofany class of shares before the issuance of any shares of lhat class:

(b)   create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares ofthat series;

(c)   alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d)   increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, dIe number may not be decreased below the number of shares of.the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not e"pressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock sbaH have unlimited voting rights and be entitled to receive the net assets ofthe Corporation upon dissolution.

Article V

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. The number of directors comprisiog the board of directors shall be as detennined ITom time to time in the manner provided in the bylaws ofthe Corporation.

Article VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt and to make, alter or repeal tbe bylaws of the Corporation.

Article VIII

Elections of directors. need not be by written ballot except and to the extent provided in the bylaws ofthe Corporation.

ArticleVIll

A. To the fullest extent permined by Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. To the fullest extenl permitted by applicable law, the CorpoTation is

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C. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article 8) shall eliminate or reduce the effect of Article 8 in respect of any mattor occurring, or any cause of action, suit or olaim that, but for Article 8, would accrue or arise, prior to such amendment, repeal or adoption ofan inconsistent provision.

Article IX

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to the provisions of the Delaware General Corporation Law) outside of the State of Delaware at such place or places as mal' be designated from timo to time by the Board of Directors or in the bylaws of the Corporation.

Article X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the Stale of Delaware, and all rights conferred herein are granted subject to this reservation.

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